[LETTERHEAD OF BROWN, RUDNICK, FREED & GESMER]

                                          March 28, 1997





Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

     RE:        Bartlett Capital Trust
                Post-Effective Amendment No. 22

Gentlemen:

     We have been requested to render an opinion in connection with the filing by Bartlett Capital Trust (the "Trust") of Post-Effective Amendment No. 22 (the "Amendment") to the Trust's Registration Statement on Form N-1A. The Amendment registers 781,821 shares (the "Shares") of beneficial interest, which have not been designated to any particular series (each a "Fund") of the Trust under the Securities Act of 1933, as amended.

     We invite your attention to the fact that we have been retained as special counsel to the Trust for the purpose of advising the Trust on Massachusetts law and do not represent it generally.

     In connection with this opinion, we have examined (i) a copy of the Agreement and Declaration of Trust dated October 31, 1982 establishing the Trust under the name MGF Equity Trust and the amendments to the Agreement and Declaration of Trust through Amendment No. 7 dated March 19, 1997, (ii) the Trust's By-laws, as amended through July 13, 1984, (iii) a certificate of the Secretary of the Trust dated May 28, 1996 as to the absence of any changes in the By-laws of the Trust since July 13, 1984, (iv) a certificate of the Secretary of the Trust dated May 28, 1996 as to votes adopted by the Trustees on May 6, 1996, (v) a certificate of good standing of the Trust dated March 27, 1997 from the Secretary of the Commonwealth of Massachusetts. We have also relied upon oral representations of the Secretary of the Trust on March 27, 1997 as to the absence of certain changes since May 28, 1996.

     For purposes of this opinion, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of each signature on and the completeness of each document submitted to us as an original, (iii) the conformity to the original of each document submitted to us as a copy, and (iv) the authenticity of the original of each document submitted to us as a copy and
(v) that all official public records searched are accurate and complete.

     Based upon and subject to the foregoing, we are of the opinion that the Shares being registered pursuant to the Amendment, if sold in accordance with the terms of the Trust's

Securities and Exchange Commission
March 28, 1997
Page 2



Prospectus and Statement of Additional Information under the Securities Act of 1933 in effect at the time of sale for the applicable Fund, will be legally issued, fully paid and non-assessable by the Trust.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment.

                               Very truly yours,

                               BROWN, RUDNICK, FREED & GESMER

                               By:  Brown, Rudnick, Freed &
                                      Gesmer, P.C., a partner



                                    By:  /s/David H. Murphree
                                            David H. Murphree, duly
                                        authorized


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